For More Information:
Ronald Miller
Executive Vice President
Phone: 585.786.1102
Email: ramiller@five-starbank.com

Financial Institutions, Inc. provides Additional Investment Details

WARSAW, N.Y., September 10, 2008 – Financial Institutions, Inc.(the Company) (NASDAQ: FISI), the parent company of Five Star Bank, in connection with the action taken by the United States Treasury Department and the Federal Housing Finance Agency (FHFA) with respect to the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) today provided additional details regarding its ownership in auction rate preferred equity securities collateralized by preferred stock of Fannie Mae and Freddie Mac.

As of June 30, 2008 the amortized cost of the auction rate securities owned by the Company was $32.85 million. The Company is reviewing information as it becomes available, regarding the placing of Fannie Mae and Freddie Mac under conservatorship and giving management control to their regulator FHFA and the amount of other-than-temporary impairment (OTTI) that may be incurred on these securities during the third quarter of 2008. In the event the Company were to incur a 100% impairment charge, and was not able to record a tax benefit for the loss, the Company’s and Five Star Bank’s capital levels would still exceed the levels required to be considered well-capitalized.

About Financial Institutions, Inc.
With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and over 70 ATMs in Western and Central New York State, and employs 675 people. Five Star Investment Services provides brokerage and insurance products and services with the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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